AMENDMENT NO. 1 TO employmEnt Agreement

Effective as of March 13, 2018, Craig Fraser (“Executive”) and Windtree Therapeutics, Inc. (the “Company”) hereby agree to amend the Employment Agreement between them dated as of February 1, 2016 (the “Employment Agreement”) to reflect the revisions set forth herein (“Amendment”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

1.     The Employment Agreement is amended to incorporate amendments previously made effective in the Share Purchase Agreement dated October 27, 2017 between the Company and LPH Investments Limited, which amendments are set forth in the exhibit attached hereto as Exhibit A.

2.      Section 7(c)(iv) is hereby amended by changing the length of the Benefit Period (as defined in the Executive Agreement) to 18 months.

Except as amended herein, the remaining terms and conditions of the Employment Agreement shall remain in full force and effect. This Amendment confirms an agreement between Executive and the Company with respect to the subject matter hereof and is a material part of the consideration stated in the Employment Agreement and mutual promises made in connection therewith.

The parties have executed this Amendment as of the day and date first set forth above.

Windtree Therapeutics, Inc.

By:     /s/ Kathryn A. Cole                                                                      /s/ Craig Fraser

Name:   Kathryn A. Cole                                                                        Name:  Craig Fraser

Title:     SVP, Human Resources                                                             Title:    CEO and President

EXHIBIT A

1.

Solely with respect to the Change of Control (as defined in the applicable Executive's Employment Agreement) occurring as a result of the transactions contemplated by the Share Agreement, in lieu of the Annual Bonus (as defined in such Executive's Employment Agreement) that otherwise would be payable pursuant to Section 6(a) of such Employment Agreement, the executive shall be entitled to an award of equity granted on or before the Closing under the Company’s 2011 Long-term Incentive Plan (“2011 Incentive Plan”), as amended, having a value when issued equal to the combined total value of the 2017 and 2018 Target Bonus Amounts (as defined in such executive's Employment Agreement).

2.	Payment Terms:

a.

Form of equity: Paid in Restricted Stock Units (RSUs) (as defined or permitted under the 2011 Incentive Plan) equal to the combined total value of the 2017 and 2018 Annual Bonus provided under each applicable Employment Agreement for such Executive.

b.

Timing: RSUs shall be approved and granted on or before the Closing and will be issued within 10 days after authorization of additional shares available for issuance under the 2011 Long-term Incentive Plan and registration with the Securities and Exchange Commission.

c.	Vesting: 50% on March 15, 2018[1] and 50% on March 15, 2019 (each a “Vesting Date”), subject to continued full-time employment with the Company at the time of each Vesting Date.

The final grant document will include customary provisions related to delivery of shares, tax obligations, and any other pertinent details.

3.

With respect to Section 6, the parties hereto acknowledge and agree that the outstanding options of the Executive on the Closing Date under the 2011 Long-Term Incentive Plan for each Executive, shall remain outstanding and shall continue to vest in accordance with their respective terms.

4.

The Company and each Executive agree and acknowledge that there is and shall be no assumption by the Buyer nor its parent company, Lee’s Pharmaceutical Holdings Limited, a company incorporated in the Cayman Islands with limited liability, of (i) any vested or unvested shares of stock and any vested and unvested options to acquire the Company’s stock held by such Executive, or (ii) any Convertible and Derivative Equity Securities (as defined in the Share Purchase) as a result of the consummation of the transactions contemplated by the Securities Purchaser Agreement dated as of October 27, 2017 by and between the Company and the Buyer (the “SPA”). (Capitalized terms used in this paragraph 4 but not otherwise defined in this Amendment) shall have the meanings ascribed to such terms in the SPA.)

5.

If during the Effective Period (as defined in the Employment Agreement, as amended by this Amendment) following the transaction contemplated by the SPA and for so long as the Buyer is the controlling stockholder of the Company, if the Buyer nominates candidates for election to replace a majority of the Board of Directors during any 12 consecutive month period, no benefits shall accrue or be payable to Executive on account of such a “Change of Control” as defined in the respective Employment Agreement, as amended by this Amendment.

1  In accordance with Amendment No. 1 to Restricted Stock Unit Award Agreement dated as of March 13, 2018 between the Company and Executive the March 15, 2018 Vesting Date has been revised to August 1, 2018.